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Exhibit 23
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CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of PGI Incorporated and subsidiaries on Form S-8 (File 2-77149) of our report dated March 12, 2002 on the consolidated statement of financial position of PGI Incorporated and subsidiaries as of December 31, 2001 and 2000 and the consolidated statements of operations, stockholders' deficiency and cash flows for each of the two years ended December 31, 2001. Our report contains an explanatory paragraph regarding uncertainty as to the ability of the Company to continue as a going concern.



                                             /s/ BKD, LLP

St. Louis, Missouri
May 10, 2002